EXHIBIT 99.1
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INVESTOR AND MEDIA CONTACTS:

Val Heusinkveld
Extended Systems
208-322-7575
val.heusinkveld@extendedsystems.com
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  EXTENDED SYSTEMS ANNOUNCES APPOINTMENT OF NEW INDEPENDENT AUDITOR AND INTENT
   TO FILE REVIEWED FINANCIAL STATEMENTS FOR THE FIRST QUARTER OF FISCAL 2005

BOISE, Idaho--(December 29, 2004)--Extended Systems Incorporated (NASDAQ:
XTNDE), a leading provider of mobile application solutions for the enterprise, said today that it has engaged Grant Thornton LLP to serve as the Company's independent auditor of record for fiscal 2005. The Company expects to file an amended Form 10-Q/A for the first quarter of fiscal 2005, which ended September 30, 2004, once the new auditors have completed their review procedures for such quarter. The Company had previously filed on November 15, 2004 a Quarterly Report on Form 10-Q for the first quarter of fiscal 2005 that included unreviewed financial statements.

As previously announced, the Company received a NASDAQ Staff Determination on November 17, 2004 indicating that its securities are subject to delisting from The NASDAQ National Market because of its failure to file a Form 10-Q for the quarter ended September 30, 2004 containing reviewed financial statements. The Company requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. At a December 16, 2004 hearing in Washington, D.C., the Company requested an exception from the NASDAQ Listing Qualifications Panel for Extended Systems common stock to continue to trade on The NASDAQ National Market. The requested exception would allow Extended Systems to file its Form 10-Q/A for the quarter ended September 30, 2004 once an independent public accounting firm had been retained and the review of the first quarter financial statements was completed. Extended Systems is awaiting a decision from the NASDAQ Listing Qualifications Panel regarding the Company's request. There can be no assurance the Panel will grant the Company's request for continued listing.

About Extended Systems
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Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company web site at www.extendedsystems.com.
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This press release contains forward-looking statements, including statements regarding the listing of the Company's common stock. These statements are subject to risks and uncertainties. These risks and uncertainties include the risk that the Company may not be successful in its request for continued listing on The Nasdaq National Market while Grant Thornton LLP completes its review of the Company's first quarter of fiscal 2005 financial statements and until a Form 10Q/A is filed and other risks as detailed from time-to-time in the Company's SEC filings, including its 2004 Annual Report on Form 10-K filed on September 29, 2004 and its 2005 Quarterly Reports on Form 10-Q.